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                                                                   Exhibit 10(e)

                                    L E A S E

     THIS INDENTURE AND AGREEMENT OF LEASE, made and entered into this 11th day of November, 2003.


BY AND BETWEEN:               CENTRAL TOY MANUFACTURING INC., a body politic and
                              corporate, duly incorporated according to law, having its Head Office and principal place of business at 2350 rue de la Province, Longueuil, Quebec, Canada, herein represented by Donald
                              Bezahler, duly authorized as he so declares,

                              (hereinafter called "LESSOR")

AND: HASBRO CANADA CORPORATION, a body politic and corporate, duly incorporated according to law, having its Head Office and principal place of business at 2350 rue de la Province, Longueuil, Quebec, Canada, herein represented by Avrum Stark, its Senior Vice President, Finance and Operations, duly authorized as he so declares,

                              (hereinafter called "LESSEE")

1.   DESCRIPTION

The Lessor leases to the Lessee, who accepts same, the following premises:

1.1 certain premises comprising an area of approximately Two Hundred Twenty-Two Thousand Four Hundred Sixty-Four Square Feet (222,464 sq. ft.) (the "PREMISES"), consisting of an office area of approximately Twenty-One Thousand One Hundred Thirty Square Feet (21,130 sq. ft.) and a manufacturing and warehousing area of approximately Two Hundred One Thousand Three Hundred Thirty-Four Square Feet (201,334 sq. ft.) located in the building bearing the civic address 2350, rue de la Province, Longueuil, Quebec (the "BUILDING") situated on the property described in Schedule "A" (the "PROPERTY");

1.2 that certain undeveloped land contiguous and adjacent to the Building presently being used by Lessee for the purposes of a parking lot comprised of two (2) sections, the first section totalling approximately One Hundred Eighty-One Thousand One Hundred Forty-Three and Seventy-Five One Hundredths Square Feet (181,143.75 sq. ft.), and the second section totalling approximately Thirty Thousand Seven Hundred Thirty-Seven and Sixty-Eight One Hundredths Square Feet (30,737.68 sq. ft.), aggregating in the amount of Two Hundred Eleven Thousand Eight Hundred Eighty-One and Forty-Three One Hundredths (211,881.43 sq. ft.) (collectively the "PARKING Lot"), forming part of the Property. For greater certainty, the Building and the Parking Lot are situated on the Property, the whole as identified in the plan attached herewith as Schedule "B".

2.   TERM

2.1 The duration of the present Lease shall be for a term of six (6) years (the "TERM"), commencing on the first (1st) day of the month of February, 2004, up to the thirty-first (31st) day of the month of January, 2010. The continued occupation of the Premises by the Lessee, other than pursuant to the express renewal of the Lease as agreed to by the parties hereto, after the expiry of the Term, shall not constitute a tacit renewal or extension of this Lease and the Lessor shall construe such conduct as a tenancy from month to month, subject to all the terms and conditions of this Lease.

2.2 The Lessee shall have the right to terminate this Lease on January 31, 2007 or anytime thereafter. In order to exercise this right to terminate, the Lessee must give the Lessor a notice of

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its intention to terminate this Lease at least six (6) months prior to the intended termination date.

3.   RENTAL

3.1 During the Term, the annual rental payment for each 12 month period of the Term shall be FIVE HUNDRED TWENTY-FIVE THOUSAND DOLLARS ($525,000), payable in equal and consecutive monthly instalments of FORTY-THREE THOUSAND SEVEN HUNDRED FIFTY DOLLARS ($43,750) each plus the applicable goods and services tax (GST) and provincial sales tax (PST);

3.2 Rental is payable in advance on the first (1st) day of each and every month of each and every year, the first (1st) payment of which shall become due and payable on the first (1st) day of February, 2004, and monthly thereafter.

3.3 The present Lease is made on a net-net rental basis except for mortgage payment, if any, and the Lessee shall, in addition to the above, pay:

     a) ALL charges of maintenance of the Building and Parking Lot of whatever nature, including all necessary repairs and lesser maintenance repairs, excluding the costs of the repairs described in Section 7 hereof;

     b) ALL taxes, assessments, rates, special, ordinary or extra-ordinary of every nature and kind whatsoever, which may be fixed, charged, levied, assessed or otherwise imposed upon the Premises, Parking Lot or improvements thereon, or the activities conducted therein by the Lessee, by the Municipality, Province or any legal authority. The Lessee shall exhibit or deliver to the Lessor, when requested, receipts showing payment of the aforesaid taxes, assessments, rates or levies;

     c) The costs of all insurance which the Lessee binds and obliges itself to maintain covering the Building against usual and customary risks and hazards shall be placed by the Lessee with insurance companies of recognized responsibility and credit which shall be approved by the Lessor, for the full replacement value thereof against fire or all other risks generally covered by an extended coverage endorsement, all such policies to be in the names of the Lessor and the Lessee, and payable to the mortgagee, if any, Lessor and Lessee, as their respective interests may appear.

4.   CONDITIONS

The present Lease is made subject to the following conditions, to the fulfillment whereof the parties hereto respectively oblige themselves, namely:

4.1 That the Lessee shall pay the rent at the time and in the manner aforesaid, such rent to be made payable to the Lessor, without the necessity of and demand therefor at 2350 rue de la Province, Longueuil, Quebec, Canada, or at such other place as the Lessor may from time to time designate in writing to the Lessee.

4.2 The Lessee shall assume and be responsible for all repairs and maintenance to the Building and the Parking Lot, of whatever nature, other than the repairs and the work described in Section 7 hereof which shall be the responsibility of the Lessor. At the expiration of the Term, the Lessee shall remove its goods and effects and shall peaceably yield up to the Lessor the Premises in as good order and condition as when delivered to it at the beginning of the Term, excepting ordinary wear and tear and damages by fire. In the event the Lessee fails to commence any repairs which it is required to make within thirty (30) days of written notification of such necessary repairs by the Lessor, and fails to complete them within a reasonable time, then the Lessor may make such repairs, and the cost thereof shall be repaid forthwith to the Lessor by the Lessee, and Lessee shall pay interest, if any, on Lessor's reasonable borrowing costs on all sums so advanced by Lessor.

4.3 That the Lessee shall, at its own expense, heat the Premises to a reasonable degree of heat and protect from frost all the water and drain pipes and valves, water closets, sinks and accessories thereof in and about the Premises, and keep the same free from all uncleanliness or obstruction that might prevent the proper working of the same.

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4.4  The Lessee may not assign this Lease or sub-lease the whole or any part of the Premises or the Parking Lot without the prior written approval of the Lessor, which approval shall not be withheld without a serious reason, and which must be communicated to the Lessee within fifteen (15) days of the Lessee's request (the "REQUEST").

This Section 4.4 shall not apply to either (a) transactions with an entity into or with which Lessee is merged, amalgamated or consolidated, or to which all or substantially all of Lessee's assets are transferred, (b) transactions with any entity which controls or is controlled by Lessee or is under common control with Lessee or (c) transactions with any entity which acquires a controlling equity interest in Lessee. Each of the said transactions shall not constitute a sub-lease or assignment for purposes of this Lease.

In the event of assignment or a sub-lease under this Condition, the assignee or sub-lessee must use the assigned or sub-leased premises only for purposes similar to those hereunder mentioned, and the Lessee shall remain solidarily responsible with such assignee or sub-lessee for the payment of all rental and the compliance with all of the conditions hereunder. Lessor shall have the option in the event that it does not consent to a sub-lease and/or an assignment to release Lessee from this Lease, and must inform the Lessee of its decision by sending to the Lessee a written notice (the "RELEASE NOTICE") within fifteen
(15) days of the Lessee's Request.

In the event the Lessor elects to release the Lessee, the Lessee shall have the option to withdraw its Request and shall notify the Lessor of its decision to withdraw its request within fifteen (15) days of receipt of the Release Notice.

If the Lessee assigns this Lease or sublets the Premises or any portion thereof, the Lessee can retain one hundred percent (100%) of the amount of the compensation received by the Lessee as a result of such assignment or subletting.

4.5 The present Lease shall not be interrupted or terminated by any loss or destruction by fire or otherwise, even total destruction of the Building hereby leased, and the Lessor obliges itself in the event of any such damage or destruction to repair or replace the Building as the case may be, the whole at its own expense and provided always that the whole of the proceeds of any insurance are made available by mortgage, if any, and the Lessee for such purpose. In the event of such loss or destruction the Lessee shall pay rent only in proportion to the usable space, and the Lessor binds and obliges itself to make repairs and/or replacements with all due diligence. Notwithstanding the aforementioned, Lessor shall have the option not to rebuild in the event of the destruction of the Premises by fire or otherwise, in the event that the payment to the Lessor of the whole of the proceeds of the insurance coverage contemplated by this Lease, in the Lessor's judgment such proceeds are not adequate to effect rebuilding without additional outlay from Lessor. If this event shall take place, then Lessee shall have the right to collect the proceeds and rebuild, subject to mortgagee approval, if applicable. Notwithstanding any rebuilding by Lessee hereunder, the building so erected shall be and remain the property of Lessor from the date such rebuilding is commenced and no emphyteutic lease is hereby created.

4.6 That the Lessee shall have the right to make alterations and/or additions but not including, without the written consent and approval of the Lessor, structural alterations and/or additions to the Premises or the Parking Lot, provided such alterations and/or additions in no way lessen the strength of the structure, in no way depreciate the value of the realty, and are performed in accordance with good construction practice and under the supervision of a competent architect. In the event alterations and/or additions not of permanent character and not incorporated in the Premises shall have been made by the Lessee under this provision, the Lessee shall, at the termination of this Lease, if so requested by the Lessor, remove the same at its cost and restore the Premises or the Parking Lot, as the case may be, to the same state and condition as they were in at the time of the commencement of this Lease, reasonable wear and tear excepted. Should any alterations and/or additions remain even with the consent of the Lessor, the Lessor shall not be required to pay any compensation or indemnity therefor. If, as a result of any work done by the Lessee the Property becomes affected by any legal hypothec, the Lessee agrees to discharge the same within thirty (30) days of being called upon to do so by the Lessor in writing, or it may within the same delay if it wishes, in good faith contest such legal hypothec, deposit with the Lessor a sum sufficient to cover any such legal hypothec in principal, interest and costs.

4.7 That at the termination of this Lease, all machinery, movable partitions and equipment installed in the Premises or on the Parking Lot at the Lessee's expense shall remain the property

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of the Lessee and may be removed by the Lessee. The Lessee shall, however, repair any damage caused directly by said installation or removal.

4.8 That all signs installed or erected by the Lessee or any sub-lessee or assignee on or about the exterior of the Building shall be the responsibility of the Lessee and shall be in keeping with the general character of the Building and subject to the approval of the Lessor, which approval shall not be unreasonably withheld, and to the approval of the City of Longueuil. Upon removal of said signs at the termination of this Lease or any renewal thereof, the Lessee agrees to repair any damage caused by such installation and removal.

4.9 That the Lessee use the Premises only for the purposes of manufacturing, assembling, warehousing and offices, and will not use or consent to any use of the Premises which is or shall be contrary to any valid by-law, rules and regulations of every municipal or other authority which in any manner relate to or affect the operation of its business and to indemnify and save harmless the Lessor from any cost, charge or damage to which the Lessor may be put or suffer by reason of a breach of any such by-law, rule or regulation.

4.10 That the Lessor may during the Term and during Lessee's normal business hours enter to view the Premises or to make such repairs as the Lessor may deem advisable (even though the same may not be required by this Lease) or for the purpose of exhibiting the Premises to persons who may wish to purchase the same. The Lessor may also at any time during the six (6) months before the expiration of the Term show the Premises to others, and affix to any suitable part of the Premises a notice for letting or selling and keep the same affixed without hindrance or molestation.

4.11 That if the Lessee shall neglect or fail to perform or observe any of the covenants contained herein on its part to be observed and performed for thirty
(30) days after written notice by the Lessor, or if the Lessee shall be adjudicated bankrupt or insolvent according to law, or shall make an assignment for the benefit of creditors, then, in any of said cases, the Lessor may lawfully enter into and upon the Premises and the Parking Lot and repossess the same for its benefit and expel the Lessee and those claiming under and through it and remove its effects (forcibly if necessary) without being deemed guilty of any manner of trespass and without prejudice to its rights and recourses against the Lessee or its representatives for the rent then due and damages, and, upon entering as aforesaid, this Lease shall terminate and the Lessee covenants that in case of such termination it will indemnify the Lessor against all loss of rent which the Lessor may incur by reason of such termination during the remainder of this Lease.

4.12 That the Lessor shall not be liable for any injury to or loss suffered by Lessee, its employees, servants, agents, sub-lessees, or other persons in or about the Premises or the Parking Lot from whatsoever cause the same may arise, other than defects in construction not attributable to any fault or neglect on the part of the Lessee or those for whom it is in law responsible, and the Lessee releases the Lessor from all liability for any such injury, loss, destruction or damage, except as due to or occasioned by the act or neglect of the Lessor.

4.13 The Lessor hereby waives the benefit of the presumption created by Article 1862 of the Civil Code of Quebec.

4.14 That the failure of Lessor or Lessee to enforce any covenant or conditions of this Lease shall not be deemed to void or affect the right of the injured party to enforce the same covenant or condition on the occasion of a subsequent default or breach. Neither the payment of rent by the Lessee nor the receipt by the Lessor of rent with knowledge of the breach of any covenant hereof on the part of the Lessee or Lessor shall be deemed a waiver of such breach. No waiver by the Lessor or Lessee of any provisions hereof shall be deemed to have been made unless so expressed in writing.

4.15 That all notices to be given hereunder by either party shall be in writing, either by personal delivery or to be sent by registered mail addressed to the party intended to be notified.

The Lessee elects domicile at the place of the Premises which shall be the address for services of all notices in connection with legal proceedings taken hereunder, and all notices to the Lessee shall be to this address. In addition, a copy of all notices sent to the Lessee shall be sent to Hasbro Inc. at 1027 Newport Avenue, Pawtucket, Rhode Island, 02862, to the attention of the General Counsel.

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The Lessor elects domicile at 2350, rue de la Province, Longueuil, Quebec,
Canada, which shall be the address for services of all notices in connection with the Lease.

5.   OPTION TO RENEW

5.1 Lessee, faithfully performing its obligations and undertakings hereunder and not being in default, shall have the option to renew this Lease for one (1) period of three (3) years commencing at the expiration of the Term, on the same terms and conditions as those provided in this Lease, except rental which shall be the then fair market rental rate for similar buildings in the area.

5.2 In order to exercise the said option to renew, the Lessee shall give written notice to the Lessor at least six (6) months prior to the expiry of the Term, of its intention to renew this Lease for a further period of three (3) years. The date of the giving of such notice shall be hereinafter referred to as the "EXERCISE DATE".

5.3 Following the Exercise Date, Lessor and Lessee shall in good faith attempt to agree on the fair market rental. If Lessee and Lessor are unable to agree upon such fair market rental, then within fifteen (15) days of the Exercise Date, Lessee and Lessor shall jointly appoint a real estate appraisal firm based in Montreal with at lease five (5) years experience in appraising commercial real estate (the "APPRAISER") to determine such fair market rental. Lessee and Lessor agree that the Appraiser in making its appraisal of the fair market rental shall take into account the terms of the Lease, including the triple net nature thereof, the condition of the Premises, the rent payable for premises similar to the Premises having regard to the nature, location and usage of the Premises and all other appropriate factors such as tenant improvements, brokerage fees and other inducements offered for comparable buildings. The fair market rental shall be determined by such Appraiser within ninety (90) days of the Exercise Date.

5.4 If Lessor and Lessee cannot jointly agree on an Appraiser, then within twenty (20) days of the Exercise Date, each shall appoint an Appraiser. Both appraisals shall be completed and delivered simultaneously to Lessor and Lessee on the fiftieth (50th) day following the Exercise Date. If the higher appraisal is less than 5% greater than the lower appraisal, then the fair market rental shall be the average of both appraisals. If the higher appraisal is more than 5% greater than the lower appraisal, then within sixty-five (65) days following the Exercise Date, the Appraisers shall jointly select another Appraiser to make an additional appraisal of the fair market rental, which shall be completed and delivered to Lessor and Lessee within ninety (90) days following the Exercise Date. In this last case, fair market rental shall be the average of the two closest appraisals.

5.5 Each party shall bear the cost of the Appraiser selected solely by such party. All costs of any Appraisers jointly selected by Lessor and Lessee shall be borne equally by Lessor and Lessee. The fair market rental determined by (i) the sole jointly elected Appraiser in accordance with Section 5.3 or (ii) by averaging certain appraisals pursuant to Section 5.4 shall be final and binding on Lessor and Lessee with respect to the three year renewal term in question.

6.   SALE OF THE PROPERTY

6.1 For the duration of the Term or any renewal thereof, the Lessor shall be entitled to sell the Building and the Parking Lot only as a whole and not separately, subject to the following:

     a) RIGHT OF FIRST REFUSAL. If Lessor receives a genuine bona fide written offer (the "THIRD PARTY OFFER") from an unrelated bona fide third party (the "THIRD PARTY") for the whole of the Premises and Parking Lot, and the Third Party Offer is acceptable to the Lessor, then the Lessor shall first offer to sell (the "OFFER") the Premises and Parking Lot to the Lessee on the same terms and conditions as those contained in the Third Party Offer. The Offer shall be sent to the Lessee and shall be open for acceptance for ten (10) business days (the "OFFER PERIOD") from the date of receipt of the Offer by the Lessee. If the Lessee fails to accept the Offer within the Offer Period, then the Lessor shall be free for a period of sixty (60) days from the end of the Offer Period to sell all (but no less than all) of the Premises and the Parking Lot to the Third Party on the same terms and conditions provided in the Third Party Offer, it being understood, however, that,

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          should the ultimately negotiated sale price be lower than the one submitted in the Offer by an amount which is greater than 5% of the sale price submitted in the Offer (other than as a result of normal closing adjustments), the Lessee shall be notified of such occurrence by the Lessor at least five (5) business days before entering in the deed of sale, and should the Lessee so notify the Lessor within such period, the Lessor shall not sell the Premises and the Parking Lot without again following and being subject to the provisions of this
          Section 6.1 a) by presenting a new Offer, taking into account the said ultimately negotiated price. If no sale to the Third Party takes place within the applicable sixty (60) day period, then the Lessor shall not sell the Premises and the Parking Lot without again following and being subject to the provisions of this Section 6.1 a).

     b) LAPSE OF FIRST REFUSAL RIGHT. Should the Lessee fail to give written notice to the Lessor of its intention to renew the Lease for a further three (3) years in accordance with the provisions of Section 5 hereof, the above-mentioned right of first refusal shall lapse concurrently with the said option to renew. Notwithstanding the foregoing, should the procedure under the first refusal right hereunder have been initiated prior to any such right lapsing or prior to the termination of this Lease, the terms of Section 6.1 a) shall remain in full force and effect until said procedure has been completed.

     c) BREACH OF FIRST REFUSAL RIGHT BY LESSEE. If the Lessee accepts the Offer during the Offer Period, but does not complete the purchase transaction within sixty (60) days from the date when all of the conditions (other than conditions totally within the control of Lessee) to the Third Party Offer are satisfied as a result of a breach of Lessee's obligations under the Third Party Offer as accepted by Lessee, the Lessor shall be entitled to seek specific performance of the Lessee's obligations under the Offer as accepted by Lessee and the Lessee shall be liable to the Lessor for all losses, damages, and expenses (including broker and legal fees) suffered or incurred by the Lessor as a result of the Lessee's breach.

7.   LESSOR'S WORK AND ACKNOWLEDGEMENT

7.1 The Lessor undertakes to repair the roof of the Building, at its sole cost and expense, the whole in accordance with the specifications contained in the report prepared by Roome Leger Associates dated July 9, 2003 (the "REPORT"), a copy of which is attached hereto as Schedule "C". All work identified in the Report shall be completed by December 31, 2003 with the exception of Area A, as identified in the Report, which shall be completed by August 31, 2006.

7.2 The Lessor further undertakes to remedy, no later than August 31, 2004, the issues concerning water drainage on the Property identified in the letter prepared by Normand Veillette, to which is attached a description of the work to be carried out and a preliminary estimate for such work dated July 23, 2003 (collectively, the "LETTER"), a copy of which is attached as Schedule "D". The Lessor shall submit to the Lessee, for its approval, an outline of the work to be completed to remedy the issues identified in the Letter no later than March 1, 2004.

7.3 The Lessor acknowledges that it has examined the Premises and the Parking Lot and is satisfied with their condition, including their state of repair, subject to Sections 7.1 and 7.2 hereof. Furthermore, the Lessor acknowledges that it consented to and approved the construction by the Lessee of an extension of approximately Nine Thousand Six Hundred and Ten Square Feet (9,610 sq. ft.) to the mezzanine located at the front of the Building, the whole at the Lessee's entire cost and expense.

8.   ENTIRE AGREEMENT

There are no covenants, promises, agreements, conditions, representations, warranties or understandings, either oral or written, express or implied, between the parties concerning the Lease, the Premises, the Parking Lot or any matter related to all or any of them, except those that are set out in this Lease. No amendment, change or addition to this Lease shall be binding upon the Lessor or Lessee unless it is in writing and signed by the Lessor and the Lessee.

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9.   GOVERNING LAW

This agreement shall be governed by and interpreted and construed in accordance with the laws in force of the Province of Quebec and the laws of Canada applicable therein. All references to dollars in this agreement are references to Canadian dollars.

10.  LANGUAGE

The parties have specifically requested that the present agreement be written in the English language. LES PARTIES AUX PRESENTES ONT EXIGE QUE LA PRESENTE SOIT ECRITE EN LANGUE ANGLAISE.

     IN WITNESS WHEREOF, THE PARTIES HERETO HAVE SIGNED AT THE CITY OF MONTREAL, ON THE DATE FIRST AND HEREINABOVE WRITTEN.


                                        CENTRAL TOY MANUFACTURING INC.

                                        /s/ Donald Bezahler
                                        ---------------------------------------
                                        Per:   Donald Bezahler


                                        HASBRO CANADA CORPORATION

                                        /s/ Avrum Stark
                                        ---------------------------------------
                                        Per:   Avrum Stark
                                               Senior Vice President,
                                               Finance and Operations